EXHIBIT 2








                   CONSULTING AND PROPRIETARY RIGHTS AGREEMENT


                  AGREEMENT, made as of the 12th day of May, 1997 by and between Pro-Tec Containers, Inc., a Florida corporation, with offices located at 3820 Academy Parkway North, N.E., Albuquerque, New Mexico 87109 (hereinafter referred to as the "Corporation"), and Treesa Spencer, an individual having an address at 109 West Greentree Lane, Lake Mary, Florida 32749 (hereinafter referred to as the "Consultant").

                              W I T N E S S E T H :

                  WHEREAS, the Corporation and the Consultant are entering into this Agreement in connection with the Agreement of Merger and Reorganization, dated as of May 12, 1997, between Lukens Medical Corporation, a Delaware corporation ("Lukens"), a subsidiary of Lukens, the Corporation and Consultant (the "Merger Agreement").

                  NOW THEREFORE, in consideration of the premises and of the mutual covenants hereinafter contained, the parties hereto agree as follows (with all capitalized terms used herein and not otherwise defined having the meanings ascribed to such terms in the Merger Agreement):

         1. Retention of Consultant. The Corporation hereby retains Consultant to perform, and Consultant hereby agrees to perform, advisory, consulting and sales referral services for the Corporation upon the terms and conditions hereinafter set forth.

         2. Term, Duties and Extent of Services.

                       (a) The term (the "Term") of this Agreement shall commence as of the date hereof and shall continue until the second anniversary of the date hereof. Notwithstanding the foregoing, Sections 4 and 5 hereunder shall survive the expiration of the Term.

                       (b) Consultant shall furnish, subject to the terms and conditions set forth in this Agreement, consulting, advisory and sales referral services to the Corporation, by telephone or in person, as is convenient to Consultant, (i) on a full-time basis for the three month period following the date of this Agreement, and (ii) on a part-time basis of not less than one day each month for the remainder of the Term, at the request of the Chief Executive Officer of the Corporation. Consultant shall notify the Corporation (orally or in writing) of such business opportunities with respect to the sales or marketing of the Company's products as she shall develop, conceive or become aware. Unless requested by the Corporation, Consultant shall not approach or exploit any such opportunities on behalf of any person (including, without limitation, on behalf of the Corporation or the Consultant), and in any event, without the prior written consent of the Corporation, Consultant shall not make any representations or warranties on behalf of the Corporation or with respect to the Company's products. Consultant shall have no authority to incur any travel or other expenses in connection with her services to the Corporation without the prior approval of the Chief Executive Officer of the Corporation and no reimbursements shall be made to the Consultant by the Corporation in respect of any such unauthorized expenses.

                       (c) Consultant shall, at all times, be an independent contractor and the Corporation shall have no liability whatsoever for withholding, collection or payment of income taxes or for taxes of any other nature on behalf of Consultant. Under no circumstances shall Consultant have or claim to have power or authority to bind the Corporation or to assume or to create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Corporation, unless specifically authorized in writing. Furthermore, under no circumstances shall Consultant make any warranty, guarantee, representation, agreement or promise concerning the performance, merchantability, usefulness or fitness for any particular purpose of any of the Company's products, and any such warranty, guarantee, representation, agreement or promise shall not be valid or binding on the Corporation unless specifically authorized by the Corporation in writing. Nothing contained herein shall be construed as constituting a joint venture or partnership between Consultant, on the one hand, and the Corporation, on the other hand.

         3. Remuneration. During the Term, as full compensation under and pursuant to this Agreement, the Consultant shall receive a consulting fee (the "Fee"), at the rate of $4,000 per month, payable monthly. Notwithstanding the foregoing, the Fee shall be at the rate of $6,700 per month until such time as the Registration Statement is first declared effective by the SEC.

         4. Proprietary Rights. (a) Consultant hereby sells, assigns, transfers and conveys unto the Corporation, and agrees that the Corporation shall be the exclusive owner of, the following described assets and rights, wherever situated, owned or controlled, directly or indirectly, by Consultant or to which Consultant has any right, title or interest on the date hereof (it being understood that Consultant has sold and assigned the Patents to the Corporation pursuant to the Merger Agreement):

                       (i) all right, title and interest which Consultant may have in and to all Proprietary Rights and all other rights necessary or desirable for the conduct of the Business, and/or the production, manufacturing, packaging or sale of the Company's products, and owned, licensed or possessed by Consultant (collectively referred to herein as the "Transferred Rights"); and

                       (ii) the sole and exclusive right to use, assert, file, prosecute and maintain patent, trademark, copyright and other statutory or common law protection for or with respect to Transferred Rights or any part thereof throughout the world and the right to make, have made, use, lease and sell the Company's Products.

                       (b) Consultant will promptly disclose to the Corporation, or any persons designated by it, all inventions, improvements, processes, techniques, know-how, data and other developments of or related to the Transferred Rights, the Company's products and/or the Business made, conceived or reduced to practice or learned by Consultant, whether or not patentable, either alone or jointly with others, during the Term hereof which are related to or useful in the Business (all said inventions, improvements, processes, techniques, know-how, data and other developments, shall be collectively called "Inventions"). Consultant agrees that all Inventions shall be the sole property of the Corporation and its assigns, and the Corporation and its assigns shall be the sole owner of all patents, copyrights, trademarks and other rights in connection therewith. Consultant hereby assigns to the Corporation any rights he may have or acquire in all Inventions. It is understood that the preceding sentence does not apply to inventions or ideas which do not in any way relate to or complement the Business or the Company's products.

                       (c) At the request of the Corporation from time to time, and without further consideration, Consultant shall execute and deliver or cause to be executed and delivered to the Corporation such consents, assignments and other good and sufficient instruments of conveyance, assignment and confirmation, and shall duly execute, acknowledge, deliver and perform all such further acts and assurances, as the Corporation may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to and vest in the Corporation, and to confirm the Corporation's title to, the Transferred Rights or the Inventions, as contemplated hereby and/or by the Merger Agreement, and to put the Corporation in exclusive possession and control thereof, and to assist the Corporation in exercising all rights with respect thereto.

                       (d) At the request of the Corporation, and without further consideration, Consultant shall cooperate with and assist the Corporation in preparing and filing patent and other applications and applying for, prosecuting and maintaining, and from time to time enforcing, in its own name, any and all patent, trademark, copyright and other statutory or common law protection for or with respect to the Transferred Rights or the Inventions or any aspect thereof, and in providing testimony, evidence and other assistance for legal proceedings, including infringement and other proceedings, relating thereto.

                       (e)  Consultant   hereby   irrevocably   constitutes  and
appoints the Corporation and its duly authorized officers and agents her attorney-in-fact to act for and on behalf of Consultant, execute and deliver all applications and other documents on her behalf as may be contemplated hereby or by the Merger Agreement, and to cause all assignments and other documents contemplated or permitted hereunder or under the terms of the Merger Agreement to be filed or recorded as deemed appropriate by the Corporation, with the same legal force and effect as if executed by Consultant.

         5. Confidentiality. (a) It is understood that Consultant possesses and will continue to possess information that has been created, discovered or developed, or has otherwise become known to the Corporation (including, without limitation, information created, discovered, developed or made know by or to Consultant during the Term, and/or in which property or other rights have been assigned or otherwise conveyed to the Corporation), which information has commercial value in the business in which the Corporation is engaged and none of which is in the public domain except through the breach by Consultant or anyone else of a confidentiality duty. All of the aforementioned information is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes developments, improvements, discoveries, trade secrets, technologies, processes, research, methods, formulae, uses of any of the foregoing, computer software and programs, test and/or experimental data and results, specifications, laboratory notebooks, drawings and technical information and materials, sterilization and other techniques, data, know-how, techniques, marketing plans and opportunities, cost and pricing data, strategies, forecasts and customer lists. Consultant agrees to keep in confidence and trust all Proprietary Information, and not use or disclose any Proprietary Information without the written consent of the Corporation, except as may be necessary in the ordinary course of performing her duties as a consultant to the Corporation. SINCE IT IS SOMETIMES DIFFICULT TO SEPARATE PROPRIETARY INFORMATION FROM THAT WHICH IS NOT, CONSULTANT WILL REGARD ALL INFORMATION GAINED OR DEVELOPED AS A RESULT OF HER ASSOCIATION WITH THE CORPORATION AS PROPRIETARY INFORMATION.

                       (b) In the event of the termination of this Agreement for
any reason, or any other time upon the Corporation's request, Consultant will deliver to the Corporation all materials, compounds, samples, data, physical property, memoranda, notes, records, rolodexes, customer mailing or contact lists and other documents of any nature made or compiled by Consultant or made available to Consultant pertaining to her work with or to the business of the Corporation, all of which shall be deemed the property of the Corporation, and Consultant, upon any such termination, shall not take with any documents, data or property of any description or any reproduction of any description containing or pertaining to any Proprietary Information and/or Inventions.

         6. Relationship to Merger Agreement. This Agreement, and any and all payments or other compensation to be made or granted to Consultant hereunder, shall be subject to Section 8.3 of the Merger Agreement.

         7. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by recognized overnight courier service to the other party hereto, in the case of Consultant at her address as set forth in the Corporation's records, and in the case of the Corporation at its principal executive office from time to time. Any such notice shall be deemed given five (5) days after it shall be so deposited in the mail, when personally delivered or one (1) day after deposited with such recognized overnight courier service. Either party may change the address(es) to which notices, requests, demands and other communications hereunder shall be sent by giving written notice of such change of address in the manner hereinabove provided.

                  8. Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representatives of Consultant, and shall inure to the benefit of and be binding upon the Corporation and its successors and assigns. Consultant may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of her rights or obligations hereunder, and any such attempted delegation or disposition shall be null and void and without effect. No person not a party hereto shall be a third party beneficiary of or entitled to benefits under or by reason of this Agreement.

         9. Severability. In the event that any of the provisions of this Agreement would be held to be invalid, prohibited or unenforceable in any applicable jurisdiction for any reason (including, but not limited to, any provision which would be held to be unenforceable because of the scope, duration or area of its applicability), unless narrowed by construction, this Agreement shall, as to such jurisdiction only, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable (or if such language cannot be drawn narrowly enough, the court making any such determination shall have the power to modify such scope, duration or area or all of them, but only to the extent necessary to make such provision enforceable in such jurisdiction, and such provision shall then be applicable in such modified form in such jurisdiction only). If, notwithstanding the foregoing, any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction, such provision, as to such jurisdiction only, shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to principles of conflict of laws and regardless of where actually executed, delivered or performed.

         11. Complete Understanding; Counterparts. This Agreement, together with the Merger Agreement, constitutes the complete understanding and supersedes any and all prior agreements and understandings between the parties with respect to its subject matter, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto. The Section and paragraph headings contained herein are for convenience only, and are not part of and are not intended to define or limit the contents of said Sections and paragraphs. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                   PRO-TEC CONTAINERS, INC.


                                   By: /s/ Robert S. Huffstodt
                                      -----------------------
                                      Robert S. Huffstodt, President



                                      /s/ Treesa Spencer
                                      ------------------
                                      Treesa Spencer